Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of April 22, 2013, is entered into by STREAM GLOBAL SERVICES, INC., a Delaware corporation (the “Company”), and Michael Henricks (the “Executive”).

The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Term of Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for an initial term (the “Initial Term”) commencing on April 22, 2013 (the “Commencement Date”) and ending on the first anniversary of such date, which such term shall be extended for successive terms of one year each unless either party terminates this Agreement by written notice to the other at least 30 days prior to the expiration of the initial or any extended term as applicable, or unless sooner terminated in accordance with the provisions of Section 4 (such term, as it may be so extended or terminated, the “Employment Period”).

2.             Title and Capacity.  The Executive shall serve as Chief Financial Officer.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities as are commensurate with the title of Chief Financial Officer or other duties as determined by the Chief Executive Officer or the Board of Directors from time to time.  The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive shall report directly to the Chairman and Chief Executive Officer.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.             Compensation and Benefits.

3.1          Salary.  The Company shall pay the Executive, in twice-monthly installments, a base salary at the rate of $245,000 per annum (“Base Salary”) during the Employment Period.  Such Base Salary may be increased in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

3.2          Bonus.  Each fiscal year during the Employment Period, the Executive shall have the opportunity to earn a bonus, based on and subject to the Company’s achievement of targeted operating results for such year as established under the Company’s Management Incentive Plan (“MIP”). The annual bonus target (“bonus target”) will be 60% of the Executive’s Base Salary, which bonus target shall correspond to achievement of the goals under the MIP at the target level. The annual bonus (if any) shall be paid within 90 days following the end of each fiscal year. The Executive must be actively employed by the Company on the date the bonus is paid in order to receive a bonus, and the bonus shall not be deemed to be earned until such payment date.

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3.4          Tax Preparation and Insurance.  During the Employment Period, the Company shall reimburse the Executive for the reasonable costs (not to exceed $10,000 per year, pro rated for partial years and evidenced by actual invoices presented to the Company) of (i) a tax consultant to assist the Executive or his estate in the preparation of tax returns and tax planning and for other estate planning related costs incurred and (ii) premiums on life insurance policies obtained by the Executive.  Executive must submit appropriate documentation for each year’s reimbursements in sufficient time so that the Company may reimburse Executive for a year’s expenses under this Section 3.4 on or before March 15 of the year following the year for which the expense is allowable.  Any amounts so reimbursed shall not be refundable to the Company once paid in the event that the Executive’s employment is subsequently terminated for any reason.

3.5          Other Benefits.   The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives and/or other employees, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.  The Executive shall be entitled to four weeks paid vacation per year (pro rated for any part year of employment) and accruing ratably over the year.  Up to 40 hours of unused vacation time accrued by the Executive at the end of any fiscal year shall be carried over to the next year.  Any unused vacation accrued at year end in excess of 40 hours shall be forfeited.

3.6          Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment, mobile telephone and PDA expenses and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with Company policy and upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

3.7          Indemnification.  The Company hereby agrees to hold harmless and indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended after the date hereof.  The obligation of the Company under this Section 3.7 shall survive any termination of this Agreement.

4.             Employment Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1          Non-Renewal.  The election of either the Company or the Executive not to extend the Employment Period pursuant to Section 1 upon the expiration of the initial or any renewal term;

4.2          Cause.  At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive.  For the purposes of this Section 4.2, “Cause” shall mean (a) any failure (including as a result of death) of the Executive to take or refrain from taking any corporate action consistent with his duties as Chief Financial Officer as specified in written directions of the Chief Executive Officer or the Board of Directors, (b) the Executive’s willful engagement in illegal conduct or gross misconduct that is injurious to the Company, (c) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; (d) fraud upon the Company including, without limitation, falsification of Company records or financial information; and (e) the Executive’s breach of any of the non-compete, non-solicitation, and proprietary information provisions of this Agreement.

4.3          Good Reason.  The Executive may terminate his employment for Good Reason.  “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (a) through (c) below; provided, however, that a termination for Good Reason by the Executive can only occur if (i) the Executive has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice of termination, and (ii) such notice of termination is given within 60 days after the initial occurrence of the condition giving rise to Good Reason and termination for Good Reason occurs within 180 days after such initial occurrence of the condition giving rise to Good Reason:

(a)           a material diminution in Executive’s rate of Base Salary;

(b)           a material diminution in Executive’s authority, duties, or responsibilities; or

(c)           a material breach by the Company of this Agreement.

4.4          Disability.  The Executive’s employment may be terminated by reason of his Disability.  As used in this Agreement, the term “Disability” shall mean the inability of the

Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 365-day period to perform the services contemplated under this Agreement.  A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and the two physicians together shall select a third physician, whose determination as to Disability shall be binding on all parties.  Termination as a result of Disability will be treated as a voluntary termination by the Executive without Good Reason as described in Section 4.6 of this Agreement.

4.5          Without Cause.  The Company may terminate the employment of the Executive at any time, without Cause, upon 30 days’ prior written notice to the Executive or may pay the Executive salary for such 30 day period in lieu of notice (subject to any required delays under Section 10(a)(iii) of this Agreement), and the Executive will be due the applicable benefits described in Section 5 of this Agreement.

4.6          Without Good Reason.  The Executive may terminate his employment at any time, without Good Reason, upon 30 days’ prior written notice to the Company.  If the Executive terminates his employment pursuant to this Section 4.6, he shall not be eligible to receive any of the benefits described in Section 5.2 of this Agreement.

5.             Effect of Termination.

5.1          Base Salary, Etc.  Upon the termination of the Executive’s employment pursuant to Section 4 hereof, or upon the Executive’s death, the Company shall pay the Executive (or his estate) (i) the Base Salary payable to him under Section 3 through the last day of his actual employment by the Company and (ii) the value of any accrued but unused vacation accrued to the date of termination of employment.

5.2          Additional Benefits.

(a)(i)       If the employment of the Executive terminates (x) pursuant to Section 4.1 by reason of an election by the Company not to extend the Employment Period, (y) by the

Executive for Good Reason pursuant to Section 4.3, or (z) by the Company without Cause pursuant to Section 4.5 the Company shall, subject to the Executive’s compliance with Section 5.2(c) below:  (A) pay to the Executive, in equal bi-monthly (twice a month) installments in accordance with its normal payroll practices, over a one year period, as compensation for the Executive’s loss of employment, an aggregate amount equal to the total of one times the Base Salary in effect at the time of termination; and (B) subject to the Executive timely electing COBRA, reimburse to the Executive, upon submission of proof of payment by the Executive, an amount equal to the Company portion of health care premiums that the Company pays for active employees until the earlier of one year after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer.

(a)(ii)      If, within 12 months after a Change in Control that satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), the employment of the Executive terminates (x) pursuant to Section 4.1 by reason of an election by the Company not to extend the Employment Period, (y) by the Executive for Good Reason pursuant to Section 4.3, or (z) by the Company without Cause pursuant to Section 4.5, the Company shall, in lieu of the payments and benefits otherwise to be provided under Section 5.2(a)(i) and subject to the Executive’s compliance with Section 5.2(c) below:  (A) pay to the Executive in equal bi-monthly (twice a month) installments in accordance with its normal payroll practices, over an 18 month period, as compensation for the Executive’s loss of employment, an aggregate amount equal to 1.5 times the Base Salary in effect at the time of termination; (B) provide full vesting with respect to Executive’s then outstanding unvested equity awards and such equity awards or instruments shall remain exercisable by the Executive for the 18 month period following termination (or if earlier, until the expiration of the option), provided that the vesting shall not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B); and (C) subject to the Executive timely electing COBRA, reimburse to the Executive, upon submission of proof of payment by the Executive, an amount equal to the Company portion of health care premiums that the Company pays for active employees until the earlier of 18 months after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer.

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(c)           Executive will be paid the compensation and benefits in Section 5.2(a)(i)(A) and (B) or 5.2(a)(ii)(A) and (C) ratably in accordance with regular payroll cycles of the Company commencing within 90 days following the date on which his employment ends.  In order to receive such compensation and benefits, the Executive must execute a separation agreement and release of claims in favor of the Company (on the form to be provided at such time by the Company, the “Release”), and it must become binding no later than 90 days following the date his employment ends.  After the Release becomes binding, he will be paid the compensation and benefits ratably in accordance with regular payroll cycles of the Company (starting with the first payroll period that begins after the Release is binding), provided that if the 90th day falls in the calendar year following the year in which employment ends, the payments will begin no earlier than the first payroll period of such later calendar year.  The first payroll payment will include a makeup payment for the portion of the severance period that elapsed between the date when employment ended and the payroll period in which payments begin. The payments may be delayed by six months, as described in Section 10 of this Agreement.

5.3          No Mitigation.  Following any termination of the Executive’s employment hereunder, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.4          Entire Benefits, Etc.  The obligation of the Company to make payments to the Executive under this Section 5 of this Agreement is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 6 and 8 of this Agreement.  The Executive recognizes that, except as expressly provided in this Agreement, the Executive shall not be entitled to any other compensation or benefits from the Company following termination of his employment.

6.             Non-Compete.

(a)           For a period of 12 months (or 18 months in the case of a change in control termination) after the termination of the Executive’s employment with the Company, the Executive will not:

(i)            as an individual proprietor, partner, stockholder, officer, director, executive, director, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 1% of the total outstanding stock of any publicly traded company or 5% of any privately held company) and not in any other capacity), engage in any business throughout the world that directly competes with the business engaged in by the Company or any of its subsidiaries at the time of the Executive’s termination; or

(ii)           directly or indirectly recruit, solicit or hire any person who is then an employee of the Company.

(b)           Executive acknowledges and agrees that the Company’s business is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic location in the manner set forth above.  Executive also acknowledges that the Company is in the business of providing business process outsourcing services that include customer relationship management and other services.  Notwithstanding that agreement, if this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           The restrictions contained in this Section 6 and in Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 6 or Section 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.             Change in Control means an event or occurrence set forth in any one or more of subsections (a) through (c) below, however a Change in Control shall be deemed not to occur for the purposes of this Agreement if there would otherwise be a Change of Control, but the transaction triggering such Change of Control results in the current Chairman and Chief Executive Officer of the Company being appointed as the Chairman and Chief Executive Officer of the surviving company and remaining in that role for at least 12 months following such appointment:

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of securities of the Company by Ares Management LLP (“Ares”),  Providence Equity Partners LLP,  or Ayala Corporation or any other affiliate who holds greater than 20% of the outstanding equity of the Company and has representative as a member of the Board of Directors just prior to the Change in Control; or any affiliate thereof, including, without limitation, any investment fund, investment partnership, investment account or other investment person whose investment manager, investment advisor, managing member or general partner, is related to Ares or Providence Equity Partners or Ayala

Corporation or any member, partner, director, officer or employee of such investment manager, investment advisor, managing member or general partner of Ares, Providence Equity Partners LLP or Ayala Corporation or their affiliates or any other affiliate who holds greater than 20% of the outstanding equity of the Company and has a representative as a member of the Board of Directors just prior to the Change in Control;

(b)           the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 35% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(c)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

8.             Proprietary Information.

(a)           Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, technologies, web based portals or internet algorithms, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Chief Executive Officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive, provided, however, that nothing herein shall prevent the Executive from disclosing Proprietary Information to another party, in the ordinary course of business, pursuant to a non-disclosure agreement between the Company and such other party.

(b)           Executive agrees that all files, technology, patents, copyrights, letters, memoranda, reports, articles, books, records, data, web-based analyses or reports, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

(c)           Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, customers or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

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10.          Section 409A.

(a)           Subject to this Section 10, payments or benefits under Section 5 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

(i)            It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5.

(iii)          If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)           Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2)           Each installment of the payments and benefits due under Section 5 that is not described in Section 10(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

(b)           The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 10, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  The Company will pay or reimburse business expenses in accordance with its policies but, assuming proper substantiation, no later than the last day of the calendar year following the calendar year in which the relevant expense was incurred.  This Section 9(c) will, among other sections, apply to payments and reimbursements of expenses under Sections 3.4, 3.5, 3.6, 3.7, and 5.

(d)           The parties agree that if any provision of this Agreement would subject Executive to any additional tax or interest under Section 409A, the parties will cooperate to reform such provision and that the Company may reform any such provision unilaterally, provided, that in the event of any such unilateral reform by the Company, the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting

Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then none of the Company, its Board, or any of its designees, agents, or employees will be liable to the Executive or any other person for any actions, decisions, or determinations made under the Agreement or for any resulting adverse tax consequences.

11.          Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed, in the case of the Company, to its most current corporate headquarters address to the attention of the Chief Executive Officer, or, in the case of the Executive, his most recent known address as disclosed to the Company or other such address as he so discloses to the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12.          Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.          Entire Agreement.  This Agreement, together with any other agreement and instruments referred to herein and the Company’s equity incentive plan, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the terms of Executive’s employment and the termination thereof.

14.          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

15.          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any Company with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17.          Miscellaneous.

17.1        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2        The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3        In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

STREAM GLOBAL SERVICES, INC.

By:	/s/ Kathryn V. Marinello

Name:	Kathryn V. Marinello

Title:	Chairman & CEO

EXECUTIVE:

By:	/s/ Michael Henricks

Name:	Michael Henricks